EXHIBIT 99.1

MannKind Updates Status of New Drug Application for AFREZZA(R)

VALENCIA, Calif., April 7, 2014 (GLOBE NEWSWIRE) -- MannKind Corporation (Nasdaq:MNKD) today announced that the U.S. Food and Drug Administration (FDA) has extended the Prescription Drug User Fee Act (PDUFA) date for AFREZZA® by three months to July 15, 2014 in order to provide time for a full review of information submitted by MannKind in response to the FDA's requests.

About AFREZZA®

AFREZZA® (uh-FREZZ-uh) is a novel, ultra rapid-acting mealtime insulin therapy developed by MannKind Corporation to improve glycemic control in adult patients with type 1 or type 2 diabetes. It is a drug-device combination product, consisting of AFREZZA Inhalation Powder delivered using a small, discreet and easy-to-use inhaler. Administered at the start of a meal, AFREZZA Inhalation Powder dissolves immediately upon inhalation to the deep lung and delivers insulin quickly to the bloodstream. Peak insulin levels are achieved within 12 to 15 minutes of administration, compared to 45-90 minutes for injected rapid acting insulin analogs and 90-150 minutes for injected regular human insulin.

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. Its lead product candidate, AFREZZA®, is under review by the FDA. MannKind regularly posts copies of its press releases as well as additional information about MannKind on its website www.mannkindcorp.com. Interested persons can subscribe on the website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

CONTACT: Investors:
         Matthew J. Pfeffer
         Chief Financial Officer
         MannKind Corporation
         mpfeffer@mannkindcorp.com
         (661) 775-5300

         Media:
         Laura de Zutter
         MCS Healthcare Public Relations
         laurad@mcspr.com
         (908) 234-9900

         Jeff Hoyak
         MCS Healthcare Public Relations
         jeffh@mcspr.com
         (908) 884-6753